EXHIBIT 99.1

HLBE Press Release

Heron Lake, Minnesota 27 May 2011

HERON LAKE BIOENERGY ANNOUNCES FUNDING IN PLACE TO

CONVERT ETHANOL PLANT TO NATURAL GAS PENDING REGULATORY APPROVALS IN FORM ACCEPTABLE TO THE COMPANY

MAY 27, 2011 - HERON LAKE, MINNESOTA.  Heron Lake BioEnergy, LLC (the “Company”) announced today that the Company has closed on the financing to convert its ethanol plant to natural gas, pending permitting and other regulatory approvals in form acceptable to the Company.  “We have the funding in place for both the pipeline interconnection project and the cost to convert the ethanol plant to natural gas, and have taken the initial steps to move the pipeline interconnection project forward, “ said CEO Robert Ferguson, “and we are working with our lender on further longer-term amendments to our loan agreements.

Earlier in May, the Company reported that it entered into amendments to its loan agreements with AgStar to extend its forbearance period until July 1, 2011 and to amend its long-term revolving credit facility to allow the Company to make anticipated capital improvements to its ethanol facility and related facilities.  Earlier this week, the Company also reported that it had completed a sale of capital units to Project Viking, LLC for $3.5 million.  Project Viking, LLC, is the Company’s largest unit holder.

“The Project Viking subscription enabled us to move forward with natural gas pipeline, and allows the Company the financial ability to convert the ethanol plant to natural gas pending regulatory approvals in form acceptable to the Company,” indicated CEO Ferguson, adding “and we have the ability to access our long-term revolving credit facility with AgStar for these capital projects as well.”

Heron Lake BioEnergy owns and operates an ethanol production and unit-train loadout facilities in Heron Lake, Minnesota.  The Heron Lake BioEnergy ethanol plant is capable of producing up to 55 million gallons of ethanol annually, and 160,000 tons of Dried Distillers Grains with Solubles annually for sale to local, national and export feed markets.  The Company also owns and operates Lakefield Farmers Elevator with grain receiving facilities in Lakefield and Wilder, Minnesota.

The foregoing forward-looking statements do not purport to be complete and are subject to and qualified in their entirety by reference to the information contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, and the Company’s Periodic Reports on Form 8-K, each as filed with the Securities and Exchange Commission (SEC), and including all exhibits filed therewith.  For additional information, we make available free of charge all of the reports and all amendments to the reports we file or furnish to the SEC through our website www.heronlakebionergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This communication contains, in addition to historical information, forward-looking statements that are based on our expectations, beliefs, intentions or future strategies. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements because of certain factors, including those set forth under Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2010, as well as in other filings we make with the Securities and Exchange Commission.  We undertake no duty to update these forward-looking statements, even though our situation may change in the future. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication.